EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and entered into as of this 31st day of August, 2007, by and between CUSTOMER ACQUISITION NETWORK HOLDINGS, INC., a Delaware corporation with offices at 401 E. Las Olas Boulevard, Suite 1560, Fort Lauderdale, Florida 33301 (the “Corporation”), and Michael Katz, an individual residing at 310 E. 53rd Street, Suite 11A, New York, New York 10022 (the “Executive”), under the following circumstances:

RECITALS:

A. The Corporation desires to secure the services of the Executive upon the terms and conditions hereinafter set forth; and

B. The Executive desires to render services to Desktop Interactive, Inc. d/b/a InterCLICK.com (“InterClick”), a subsidiary of the Corporation upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties mutually agree as follows:

1. Employment. The Corporation hereby employs the Executive and the Executive hereby accepts employment as an executive of the Corporation, subject to the terms and conditions set forth in this Agreement.

2. Duties. The Executive shall serve as the President of InterClick, with such duties, responsibilities and authority as are commensurate and consistent with his position, as may be, from time to time, assigned to him by the Board of Directors (the “Board”) or Chief Executive of the Corporation. The Executive shall report directly to the Chief Executive Officer of the Corporation. During the Term (as defined in Section 3), the Executive shall devote his full business time and efforts to the performance of his duties hereunder unless otherwise authorized by the Board. Notwithstanding the foregoing, the expenditure of reasonable amounts of time by the Executive for the making of passive personal investments, the conduct of private business affairs and charitable and professional activities shall be allowed, provided such activities do not materially interfere with the services required to be rendered to the Corporation hereunder and do not violate the restrictive covenants set forth in Section 9 below.

3. Term of Employment. The term of the Executive’s employment hereunder, unless sooner terminated as provided herein (the “Initial Term”), shall be for a period of three (3) years commencing on the date hereof (the “Commencement Date”). The term of this Agreement shall automatically be extended for additional terms of one (1) year each (each a “Renewal Term”) unless either party gives prior written notice of non-renewal to the other party no later than sixty (60) days prior to the expiration of the Initial Term (“Non-Renewal Notice”), or the then current Renewal Term, as the case may be. For purposes of this Agreement, the Initial Term and any Renewal Term are hereinafter collectively referred to as the “Term.”

4. Compensation of Executive.

(a) The Corporation shall pay the Executive a signing bonus of $75,000 by wire transfer of immediately available funds to an account designated by the Executive upon execution of this Agreement by the Company and Executive and upon the contemporaneous closing of the merger of InterClick with and into a wholly owned subsidiary of the Company (the “Closing Date”).

(b) The Corporation shall pay the Executive as compensation for his services hereunder, in equal semi-monthly or bi-weekly installments during the Term, the sum of $250,000 per annum (the “Base Salary”), less such deductions as shall be required to be withheld by applicable law and regulations. The Corporation shall review the Base Salary on an annual basis and has the right but not the obligation to increase it, but has no right to decrease the Base Salary.

(c) In addition to the Base Salary set forth in Section 4(b) above, the Executive shall be entitled to receive an annual cash bonus in an amount equal to thirty percent (30%) of his then-current Base Salary based upon the achievement of performance targets with respect to the InterClick business to be mutually agreed upon by the Executive and a majority of the Board] (the “Bonus Target”); provided, however, that in the event that the InterClick business’s performance for any fiscal year is greater than seventy-five percent (75%) but less than one hundred percent (100%) of the applicable Bonus Target, the Executive shall be entitled to the percentage of the annual bonus determined by linear interpolation (i.e., achievement of eighty-seven and one-half percent (87.5%) of the applicable Bonus Target would result in an annual bonus under this Section 4(c) of fifteen percent (15%) of the Executive’s Base Salary); provided further, however, that in the event the parties are unable to agree to a mutually acceptable Bonus Target at any time during the Term, the Executive shall receive a guaranteed annual bonus for any such fiscal year of not less than fifteen percent (15%) of the Base Salary. In his sole discretion, the Executive may elect to receive such annual bonus in capital stock at the basis determined by the Board in good faith.

(d) The Corporation shall pay or reimburse the Executive for all reasonable out-of-pocket expenses actually incurred or paid by the Executive in the course of his employment, consistent with the Corporation’s policy for reimbursement of expenses from time to time.

(e) The Executive shall be entitled to participate in such pension, profit sharing, group insurance, hospitalization, and group health and benefit plans and all other benefits and plans, including perquisites, if any, as the Corporation provides to its senior executives (the “Benefit Plans”).

(f) In addition to the Base Salary and the bonus compensation, the Executive shall receive options to purchase 300,000 shares of the Corporation’s Common Stock. The option agreement with respect to such options shall provide for such options to vest twenty-five percent (25%) on each anniversary of the date hereof and shall permit the Executive at least twelve (12) months after the Executive’s death or Total Disability (as defined in Section 5(a)(ii)) and at least three (3) months after the Executive’s termination of employment for any other reason to exercise such options and, other than such restrictions, neither the options nor any shares of Common Stock obtained upon exercise thereof shall be subject to forfeiture or to the Company’s or other stockholders’ right to repurchase. The options shall fully vest upon the Executive’s termination pursuant to Sections 5(a)(i), 5(a)(ii), 5(a)(iii) (provided that the Corporation provided a Non-Renewal Notice) or 5(a)(v) or by the Corporation or InterClick without “Cause” (as defined in Section 5(d)) or upon a Change in Control Transaction. The exercise price per share for such options will be $1.00 per share, subject to adjustment for dividends, splits, reclassifications and similar transactions.

(g) The Corporation shall execute and deliver in favor of the Executive an indemnification agreement on the same terms and conditions entered into with the other officers and directors of the Corporation. Such agreement shall provide for the indemnification of the Executive for the term of his employment and for a period of at least six (6) years thereafter. The Corporation shall maintain directors’ and officers’ insurance during the Term and for a period of at least six (6) years thereafter.

5. Termination.

(a) This Agreement and the Executive’s employment hereunder shall terminate upon the happening of any of the following events:

(i) upon the Executive’s death;

(ii) upon the Executive’s “Total Disability” (as herein defined);

(iii) upon the expiration of the Initial Term of this Agreement or any Renewal Term thereof, if either party has provided a timely notice of non-renewal in accordance with Section 3, above;

(iv) at the Executive’s option, upon ninety (90) days prior written notice to the Corporation;

(v) at the Executive’s option, in the event of an act by the Corporation, defined in Section 5(c), below, as constituting “Good Reason” for termination by the Executive; and

(vi) at the Corporation’s option, in the event of an act by the Executive, defined in Section 5(d), below, as constituting “Cause” for termination by the Corporation.

(b) For purposes of this Agreement, the Executive shall be deemed to be suffering from a “Total Disability” if the Executive has failed to perform his regular and customary duties to the Corporation for a period of 180 days out of any 360-day period and if before the Executive has become “Rehabilitated” (as herein defined) a majority of the members of the Board, exclusive of the Executive, vote to determine that the Executive is mentally or physically incapable or unable to continue to perform such regular and customary duties of employment. As used herein, the term “Rehabilitated” shall mean such time as the Executive is willing, able and commences to devote his time and energies to the affairs of the Corporation to the extent and in the manner that he did so prior to his Total Disability.

(c) For purposes of this Agreement, the term “Good Reason” shall mean that the Executive has resigned due to (i) any diminution of duties inconsistent with Executive’s title, authority, duties and responsibilities (including, without limitation, a change in the chain of reporting); (ii) any reduction of or failure to pay Executive compensation provided for herein, except to the extent Executive consents in writing to any reduction, deferral or waiver of compensation, which non-payment continues for a period of fifteen (15) days following written notice to the Corporation by Executive of such non-payment; (iii) any relocation of the principal location of Executive’s employment outside of New York City without the Executive’s prior written consent; (iv) the consummation of any Change in Control Transaction (as defined below); or (vi) any material violation by the Corporation or InterClick of its obligations under this Agreement that is not cured within sixty (60) days Agreement after receipt of written notice thereof from the Executive. For purposes of this Agreement, the term “Change in Control Transaction” means the sale of the Corporation or InterClick to an un-affiliated person or entity or group of un-affiliated persons or entities pursuant to which such party or parties acquire (i) shares of capital stock of the Corporation or InterClick representing at least fifty percent (50%) of outstanding capital stock or sufficient to elect a majority of the Board or of the board of directors of InterClick (whether by merger, consolidation, sale or transfer of shares (other than a merger where the Corporation is the surviving corporation and the shareholders and directors of the Corporation prior to the merger constitute a majority of the shareholders and directors, respectively, of the surviving corporation (or its parent)) (other the contemplated reverse-merger going public transaction)) or (ii) all or substantially all of the Corporation’s or InterClick’s assets determined on a consolidated basis.

(d) For purposes of this Agreement, the term “Cause” shall mean any material breach of this Agreement or any other agreement or certificate signed by the Executive in connection with that certain Agreement and Plan of Merger by and among the Corporation, InterClick, Customer Acquisition Network, Inc., a Delaware corporation, Desktop Acquisition Sub, Inc., Michael Katz, Stephen Guttman and Brandon Guttman by Executive or material, gross and willful misconduct on the part of the Executive in connection with his employment duties hereunder, in all cases that is not cured within fourteen (14) days after receipt of notice thereof (to the extent such breach is capable of being cured), or the Executive’s conviction of or entering of a guilty plea or a plea of no contest with respect to a felony or any crime involving fraud, larceny or embezzlement resulting in material harm to the Corporation by the Executive.

6. Effects of Termination.

(a) Upon termination of the Executive’s employment pursuant to Section 5(a)(i) or (ii), in addition to the accrued but unpaid compensation and vacation pay through the date of death or Total Disability and any other benefits accrued to him under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date, the Executive or his estate or beneficiaries, as applicable, shall be entitled to the following severance benefits: (i) twelve (12) months’ Base Salary at the then current rate, payable in a lump sum, less withholding of applicable taxes; (ii) continued provision for a period of twelve (12) months following the Executive’s death of benefits under Benefit Plans extended from time to time by the Corporation or InterClick to its senior executives; and (iii) payment on a pro-rated basis of any bonus or other payments earned in connection with any bonus plan to which the Executive was a participant as of the date of death or Total Disability.

(b) Upon termination of the Executive’s employment pursuant to Section 5(a)(iii), where the Corporation or InterClick has offered to renew the term of the Executive’s employment for an additional one (1) year period and the Executive chooses not to continue in the employ of the Corporation, the Executive shall be entitled to receive only the accrued but unpaid compensation and vacation pay through the date of termination and any other benefits accrued to him under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date. In the event the Corporation or InterClick tenders a Non-Renewal Notice to the Executive, then the Executive shall be entitled to the same severance benefits as if the Executive’s employment were terminated pursuant to Section 5(a)(v); provided, however, if such Non-Renewal Notice was triggered due to the Corporation’s statement that the Executive’s employment was terminated due to Section 5(a)(vi) (for “Cause”), then payment of severance benefits will be contingent upon a determination as to whether termination was properly for “Cause.”

(c) Upon termination of the Executive’s employment pursuant to Section 5(a)(v) or other than pursuant to Section 5(a)(i), 5(a)(ii), 5(a)(iii), 5(a)(iv), or 5(a)(vi) (i.e., without “Cause”), in addition to the accrued but unpaid compensation and vacation pay through the date of termination and any other benefits accrued to him under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date, the Executive shall be entitled to the following severance benefits: (i) the greater of twelve (12) months’ Base Salary at the then current rate or the remainder of the Base Salary due under this Agreement, to be paid upon the date of termination of employment in monthly installments, less withholding of all applicable taxes; (ii) continued provision for a period of twelve (12) months after the date of termination of the benefits under Benefit Plans extended from time to time by the Corporation or InterClick to its senior executives; and (iii) payment on a pro-rated basis of any bonus or other payments earned in connection with any bonus plan to which the Executive was a participant as of the date of the Executive’s termination of employment. In addition, any options or restricted stock shall be immediately vested upon termination of Executive’s employment pursuant to Section 5(a)(v) or by the Corporation or InterClick without “Cause”.

(d) Upon termination of the Executive’s employment pursuant to Section 5(a)(iv) or (vi), in addition to the reimbursement of documented, unreimbursed expenses incurred prior to such date, the Executive shall be entitled to the following severance benefits: (i) accrued and unpaid Base Salary and vacation pay through the date of termination, less withholding of applicable taxes; and (ii) continued provision, for a period of one (1) month after the date of the Executive’s termination of employment, of benefits under Benefit Plans extended to the Executive at the time of termination. Executive shall have any conversion rights available under the Corporation’s or InterClick’s Benefit Plans and as otherwise provided by law, including the Comprehensive Omnibus Budget Reconciliation Act.

(e) Any payments required to be made hereunder by the Corporation or InterClick to the Executive shall continue to the Executive’s beneficiaries in the event of his death until paid in full.

7. Vacations. The Executive shall be entitled to a vacation of three (3) weeks per year, during which period his salary shall be paid in full. The Executive shall take his vacation at such time or times as the Executive and the Corporation shall determine is mutually convenient. Any vacation not taken in one (1) year shall not accrue, provided that if vacation is not taken due to the Corporation’s business necessities, up to three (3) weeks’ vacation may carry over to the subsequent year.

8. Disclosure of Confidential Information. The Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Corporation, including but not limited to, its products, formulae, patents, sources of supply, customer dealings, data, know-how and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Executive. The Executive acknowledges that such information is of great value to the Corporation, is the sole property of the Corporation, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Corporation herein, the Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by the Executive during the course of his employment, which is treated as confidential by the Corporation, and not otherwise in the public domain. The provisions of this Section 8 shall survive the termination of the Executive’s employment hereunder except in the event of a termination of this Agreement pursuant to Section 5(a)(v), hereof, or as detailed in the provision above. All references to the Corporation in Section 8 and Section 9 hereof shall include any subsidiary of the Corporation.

9. Covenant Not To Compete or Solicit. Upon execution of this Employment Agreement, the Executive and the Corporation shall enter into that certain Non-Competition and Confidentiality Agreement attached hereto in the form of Exhibit A.

10. Miscellaneous.

(a) The Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, the Executive agrees that any breach or threatened breach by him of Sections 8 or 9 of this Agreement shall entitle the Corporation, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Corporation seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Corporation may have at law or in equity.

(b) Neither the Executive nor the Corporation may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided however that the Corporation shall have the right to delegate its obligation of payment of all sums due to the Executive hereunder, provided that such delegation shall not relieve the Corporation of any of its obligations hereunder.

(c) This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Corporation, supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Corporation, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(d) This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(e) The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

(g) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of New York.

(h) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

CORPORATION:

CUSTOMER ACQUISITION
NETWORK HOLDINGS, INC.

By:

Title:

EXECUTIVE:

Signature